EXHIBIT 10.2

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of February 24, 2016 (the “Effective Date”), by and between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and David Blumberg (“Executive”).

WITNESSETH

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, pursuant to the terms as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Engagement of Executive; Duties. During the Term (as hereinafter defined in Section 3 below), Executive shall have the title of Executive Vice President, Chief Strategy Officer, and shall have the authority, duties and responsibilities customarily exercised by an individual serving in this position in a corporation of the size and nature of the Company and such other authority, duties and responsibilities as may be from time to time delegated to him by the Chief Executive Officer of the Company consistent with his position, title and responsibilities. In addition, Executive will serve as the head of the Company’s incubator investments group, subject to his service in such role being approved by the Company’s Board of Directors (the “Board”). Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established and made known to him by the Company. Executive shall report directly to the Chief Executive Officer of the Company.

2. Time. Throughout the Term, Executive shall devote substantially all of his professional time to the business affairs of the Company, provided that nothing contained herein shall be deemed to restrict Executive from engaging in charitable, civic or community activities and/or from overseeing and directing his personal, financial and legal affairs. In addition to the foregoing exceptions, Executive will also have the right at any time during the Term to serve on the board of directors of up to two (2) other corporations, trade associations and/or charitable organizations approved by the Board, such approval not to be unreasonably withheld. For purposes of clarification, a reasonable amount of time spent serving on boards will not be counted toward vacation time.

3. Term. The term (“Term”) of this Agreement shall commence as of the Effective Date and shall continue unless terminated in accordance with the provisions of this Agreement. The Company and Executive hereby acknowledge that Executive is an “at will” employee and that his employment is for no definite period and may be terminated at any time by the Company or by Executive as set forth in Section 5.

4. Compensation.

(a)

Base Salary. Executive’s base salary for the Term will be at a rate of not less than $600,000 per annum (effective retroactive to January 1, 2016, less the car payment made to Executive in January 2016), paid in accordance with the Company’s payroll practices and policies then in effect, with such increases as determined by the Board or the Compensation Committee of the Board from time to time (such salary, as increased from time to time, the “Base Salary”).

(b)	Annual Bonus. In addition to the Base Salary, Executive shall be eligible for an annual bonus (the “Annual Bonus”) having a target amount equal to 60% of Executive’s Base Salary (the “Target Bonus Amount”). Eligibility for, and payment of, the Annual Bonus will be subject to the terms and conditions of the applicable incentive bonus plan of the Company.

(c)	Incentive Bonus. In addition to the Base Salary and the Annual Bonus, Executive will be eligible to participate in the Company’s Long Term Incentive Plan.

(d)	Fringe Benefits. Executive shall receive the fringe benefits generally given to other executive officers of the Company including, but not limited to, major medical, dental, life insurance, and pension including any 401(k) or other profit sharing plan. Executive shall also be added or continued, as the case may be, as an insured under the Company’s officers and directors insurance and all other polices which pertain to officers of the Company.

(e)	Reimbursement of Expenses. The Company shall pay to Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, expenses related to cell phones, blackberrys and laptop computers and such other expenses incurred in connection with business related travel or entertainment in accordance with the Company’s policy, or, if such expenses are paid directly by Executive, the Company shall promptly reimburse Executive for such payments, provided that Executive (i) properly accounts for such expenses in accordance with the Company’s policy and (ii) has received prior approval by the Chief Executive Officer of the Company for major expenses.

(f)	Vacation. Executive shall be entitled to four weeks of paid vacation per year. Executive shall use his vacation in the calendar year in which it is accrued.

5. Termination of Employment.

(a)	General. Executive’s employment may be terminated without any breach of this Agreement only on the following circumstances:

(1) Death. Executive’s employment under this Agreement shall terminate upon his death.

(2) Disability. If Executive suffers a Disability (as defined below in this sub-section (2)), the Company may terminate Executive’s employment upon not less than thirty (30) days prior written notice; provided that Executive has not returned to full time performance of his duties during such thirty (30) day period. For purposes hereof, “Disability” shall mean Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of one hundred eighty (180) days (including weekends and holidays)

in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by Executive (or, in the event of Executive’s incapacity, his legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least six (6) consecutive months from its commencement.

(3) Good Reason. Executive may terminate his employment under this Agreement for Good Reason at any time on or prior to the one hundred twentieth (120th) day after the occurrence of any of the Good Reason events set forth in the following sentence. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent:

(i)	the failure by the Company to timely comply with its material obligations and agreements contained in this Agreement;

(ii)	a material diminution of the authorities, duties or responsibilities of Executive set forth in Section 1 above (other than temporarily while Executive is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith);

(iii)	the loss of the titles of Executive with the Company set forth in Section 1 above;

(iv)	the re-location of Executive to an office outside of the New York metropolitan area; or

(v)	a change in the reporting structure so that Executive reports to someone other than directly to the Chief Executive Officer.

provided, however, that, within ninety (90) days of any such events having occurred, Executive shall have provided the Company with written notice that such events have occurred and afforded the Company thirty (30) days to cure same. The parties agree that a termination for Good Reason shall be treated as an involuntary separation under Code Section 409A (as hereinafter defined in Section 9(a) below); provided, however, that in the event it is finally determined that any taxes are due and payable in connection with the receipt of consideration by Executive in connection with such termination, then Executive agrees to pay any taxes, penalties and interest that may arise in connection therewith, and shall indemnify and hold harmless the Company from any taxes, penalties and interest that result therefrom.

(4) Without Good Reason. Executive may voluntarily terminate his employment under this Agreement at any time without Good Reason upon written notice by Executive to the Company at least twenty (20) business days prior to the effective date of such termination (which termination the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as hereinafter defined in sub-section (b) below)).

(5) Cause. The Company may terminate Executive’s employment under this Agreement at any time for Cause. Termination for “Cause” shall mean termination of Executive’s employment because of the occurrence of any of the following events as determined by the Board in good faith:

(i)	the willful and continued failure by Executive to attempt in good faith to substantially perform his obligations under this Agreement (other than any such failure resulting from Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided Executive with written notice that such actions are occurring and Executive has been afforded at least thirty (30) days to cure same;

(ii)	the indictment of Executive for, or his conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty;

(iii)	Executive’s willfully engaging in misconduct in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations or a violation of the Company’s Code of Conduct or other written policies) that is injurious to the Company, monetarily or otherwise, to a material extent; or

(iv)	Executive’s willfully engaging in misconduct other than in the performance of his duties for the Company (including theft, fraud, embezzlement, and securities law violations) that is materially injurious to the Company or, in the good faith determination of the Board, is potentially materially injurious to the Company, monetarily or otherwise.

For purposes of this Section 5(a)(5), no act, or failure to act, on the part of Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally).

(6) Without Cause. The Company may terminate Executive’s employment under this Agreement without Cause immediately upon written notice by the Company to Executive.

(b)	Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(c)	Date of Termination. The “Date of Termination” shall mean (a) if Executive’s employment is terminated by his death, the date of his death, (b) if Executive’s employment is terminated pursuant to subsection 5(a)(2) above, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (c) if Executive’s employment is terminated pursuant to subsections 5(a)(3) or 5(a)(5) above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (d) if Executive’s employment is terminated pursuant to subsection 5(a)(4) above, the date specified in the Notice of Termination which shall be at least twenty (20) business days after the Notice of Termination is given, or such earlier date as the Company shall determine, in its sole discretion, and (e) if Executive’s employment is terminated pursuant to subsection 5(a)(6) above, the date on which a Notice of Termination is given.

(d)	Compensation Upon Termination.

(i)	Termination for Cause or without Good Reason. If Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason, Executive shall receive from the Company: (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (b) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(e) above through the Date of Termination; (c) payment for any accrued but unused vacation time in accordance with Company policy; and (d) such vested accrued benefits and other payments, if any, as to which Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan ((a) though (d), the “Amounts and Benefits”). Except as expressly provided in the immediately preceding sentence, the Company shall have no further obligation with respect to this Agreement other than as provided in Section 8 below.

(ii)	Termination without Cause or for Good Reason. If Executive terminates his employment by the Company for Good Reason or the Company terminates Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability), and Executive has not received and is not entitled to receive any payment under Section 5(d)(iii) hereof, then the Company shall pay or provide Executive the Amounts and Benefits plus, subject to Section 9 hereof:

1.	Within ten (10) days following the date the signed Release provided for in Section 5(f) hereof is delivered to the Company, a lump sum cash payment (the “Severance Payment”) in an amount equal to the sum of (x) Executive’s then current annual Base Salary, plus (y) the Target Bonus Amount for the year in which such termination of employment occurs; plus

2.	any Annual Bonus earned but unpaid for a prior year (the “Prior Year Bonus”), which shall be payable in full in a lump sum cash payment to be made to Executive within ten (10) days following the date the signed Release provided for in Section 5(f) hereof is delivered to the Company; plus

3.	subject to Executive’s (a) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health insurance plans in which Executive participated immediately prior to the Date of Termination (“COBRA Continuation Coverage”), and (b) continued payment by Executive of premiums for such plans at the “active employee” rate (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall provide COBRA Continuation Coverage for Executive and his eligible dependents until the earliest of (x) Executive or his eligible dependents, as the case may be, ceasing to be eligible under COBRA, (y) eighteen (18) months following the Date of Termination, and (z) Executive becoming eligible for coverage under the health insurance plan of a subsequent employer (the benefits provided under this sub-section (3), the “Medical Continuation Benefits”).

(iii)	Termination Following a Change in Control. If the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason within twelve (12) months after a Change in Control, then the Company shall pay to Executive, in a lump sum, in cash, within fifteen (15) days after the date of Executive’s termination, an amount equal to One Hundred Dollars ($100) less than three (3) times Executive’s “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”)); provided, however, that if such lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to Executive under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such lump sum severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by Executive of an excess parachute payment. In addition to the foregoing, upon a termination of Executive’s employment as set forth above, Executive shall be entitled to receive the payment or provision of the Amounts and Benefits plus, subject to Section 9 hereof, the payments in the amounts contemplated, and on the dates specified, by sub-section 5(d)(ii)(2) and (3).

For purposes of this Agreement, a “Change in Control” shall mean any of the following:

1.	any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger;

2.	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

3.	any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

4.	the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved); or

5.	(A) the acquisition of beneficial ownership (“Beneficial Ownership”), within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of an aggregate of 25% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act) who beneficially owned less than 10% of the voting power of the Company’s outstanding voting securities on the effective date of this Agreement, (B) the acquisition of Beneficial Ownership of an additional 15% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned at least 10% of the voting power of the Company’s outstanding voting securities on the effective date of this Agreement, or (C) the execution by the Company and a stockholder of a contract that by its terms grants such stockholder (in its, hers or his capacity as a stockholder) or such stockholder’s Affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933 (an “Affiliate”)) including, without limitation, such stockholder’s nominee to the Board (in its, hers or his capacity as an Affiliate of such stockholders), the right to veto or block decisions or actions of the Board provided, however, that notwithstanding the foregoing, the events described in items (A), (B) or (C) above shall not constitute a Change in Control hereunder if the acquiror is (aa) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its affiliated entities and acting in such capacity, (bb) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (cc) a person or group meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) under the Exchange Act;

6.	subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

(iv)	Termination upon Death. In the event of Executive’s death, the Company shall pay or provide to Executive’s estate: (i) the Amounts and Benefits, (ii) the Prior Year Bonus, and (iii) a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365), payable at such time as bonuses for the year are paid to the Company’s executives generally (the “Pro Rata Bonus”).

(v)	Termination upon Disability. In the event the Company terminates Executive’s employment hereunder for reason of Disability, the Company shall pay or provide to Executive: (i) the Amounts and Benefits, (ii) the Prior Year Bonus, (iii) the Pro Rata Bonus and (iv) the Medical Continuation Benefits.

(vi)	Payments of Compensation Upon Termination. For the avoidance of doubt, in the event Executive shall be entitled to receive payments and benefits pursuant to any one of sub-sections 5(d)(i), (ii), (iii), (iv) or (v) above, he shall be entitled to no payments or benefits under any other of such sub-sections, except as expressly set forth in sub-section 5(d)(iii) with respect to payments and benefits contemplated by sub-section 5(d)(ii). Notwithstanding any provision to the contrary contained in this Section 5(d), if any bonus amount is based in whole or in part on the results of the audit by the Company’s independent public accountants of the Company’s financial statements for a calendar year, and such amount cannot be paid within the applicable thirty (30) day period provided for herein, then such amount shall be paid by the later of March 15th of the calendar year immediately following the calendar year to which it relates or the end of the applicable thirty (30) day period.

(e)	No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by Executive as the result of Executive’s employment by another employer or business or by profits earned by Executive from any other source at any time before and after the Date of Termination.

(f)	Release. Notwithstanding any provision to the contrary in this Agreement, the Company’s obligation to pay or provide Executive with the payments and benefits (other than the Amounts and Benefits) under Section 5(d) shall be conditioned on Executive’s executing and not revoking a waiver and general release in the form set forth as Exhibit A attached to this Agreement (with such changes therein, if any, as are legally necessary at the time of execution to make it enforceable) (the “Release”). The Company shall provide the Release to Executive within seven (7) days following the applicable Date of Termination. In order to receive the payments and benefits (other than the Amounts and Benefits) under Section 5(d), Executive will be required to sign the Release within twenty-one (21) or forty-five (45) days after the date it is provided to him, whichever is applicable under applicable law, and not revoke it within the seven (7) day period following the date on which it is signed by him. Notwithstanding anything to the contrary contained herein, all payments delayed pursuant to this sub-section (f), except to the extent delayed pursuant to Section 9(b), shall be paid to Executive in a lump sum on the first Company payroll date on or following the sixtieth (60th) day after the Date of Termination, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

6. Confidentiality. Executive shall not divulge to anyone, either during or at any time after the Term, any information constituting a trade secret or other confidential information acquired by him concerning the Company, any subsidiary or other affiliate of the Company, except in the performance of his duties hereunder, including but not limited to its licensees, revenues, business systems and processes (“Confidential Information”). Executive acknowledges that any Confidential Information is of great value to the Company, and upon the termination of his employment, Executive shall redeliver to the Company all Confidential Information and other related data in his possession.

7. Noncompetition; Nonsolicitation.

(1) During the period commencing on the date hereof and ending twelve (12) months after the Date of Termination (the “Non-Compete Term”), Executive shall not, directly or indirectly, make any direct or indirect investment (excluding investments in a publicly traded entity not to exceed two percent (2%)) or acquisition (by assignment, purchase, merger or otherwise), or be an officer, manager, employee, consultant, advisor or similar role in any Competing Entity. For the purposes of this Agreement, the term “Competing Entity” shall mean Sequential Brands Group, NexCen Brands, The Cherokee Group and/or any entity or business that is principally engaged in the licensing of intellectual property, or that is actively engaged in a business that the Company is actively engaged in or has plans to engage in (of which Executive has knowledge) as of the Date of Termination, provided that a Competing Entity shall not include any private equity fund, venture capital fund, hedge fund, commercial bank or investment bank so long as Executive is not advising or otherwise working on matters relating to the licensing of intellectual property for or on behalf of such entity or any of its portfolio companies or investments (other than working on matters relating to the licensing of intellectual property that is only incidentally related to Executive’s other responsibilities for such entity or any of its portfolio companies or investments).

(2) Executive shall not, during the Non-Compete Term, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s or any of its subsidiaries’ business activities including, without limitation, (x) the solicitation of the Company’s or any subsidiary’s licensors or licensees in a manner that is reasonably likely to interfere with or disrupt the Company’s relationship with any such licensor or licensee, or (y) the solicitation of any persons listed on the personnel lists of the Company or any subsidiary or other affiliate on the Date of Termination.

(3) For purposes of clarification, but not of limitation, Executive hereby acknowledges and agrees that he shall be prohibited from, during the Non-Compete Term, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee or agent of the Company or any subsidiary of the Company or any supplier, lessor, lessee, licensor, licensee or customer of the Company or any of its subsidiaries (but only such persons or entities existing during the time of Executive’s employment by the Company or any subsidiary, or at the Date of Termination), to discontinue or alter his, her or its relationship with the Company or any subsidiary.

(4) Without intending to limit the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Section 6 and in this Section 7 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by Section 6 and by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in Section 6 and in this Section 7. If for any reason it is held that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 7 as will render such restrictions valid and enforceable.

8. Indemnification. The Company shall indemnify and hold harmless Executive against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by the Company. The foregoing indemnification obligation is independent of any similar obligation provided in the Company’s Certificate of Incorporation or Bylaws, and shall apply with respect to any matters attributable to periods prior to the date of this Agreement, and to matters attributable to Executive’s employment hereunder, without regard to when asserted.

9. Section 409A of the Code.

(a)	It is intended that the provisions of this Agreement comply with Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which Executive participates to bring it in compliance with Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

(b)

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. If Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to this Section to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section 9(b) shall be made to Executive. In addition to the foregoing, to the extent required by Section 409A(a)(2)(B) of the Code, prior to the occurrence of a Disability termination as provided in this Agreement, the payment of any compensation to Executive under this Agreement shall be suspended for a period of six (6) months commencing at such time that Executive shall be deemed to have had a Separation from Service because either (A) a sick leave ceases to be a bona fide sick leave of absence, or (B) the permitted time period for a sick leave of absence expires (an “SFS Disability”), without regard to whether such SFS Disability actually results in a Disability termination. Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to Executive in a lump sum. On any delayed payment date under this Section 9(b) there shall be paid to Executive or, if Executive has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the Delayed Payment Interest Rate (as hereinafter defined in this sub-section (b) below) computed from the date on which such delayed payment otherwise would have been made to Executive until the date paid. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the short term applicable federal rate provided for in Section 1274(d) of the Code as of the business day immediately preceding the payment date for the applicable delayed payment.

(c)	With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

10. Miscellaneous.

(a)	This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws. The Company and Executive unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or Executive, as the case may be, in any such court.

(b)	Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)	The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. This Agreement reflects the entire understanding between the parties.

(d)	This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e)	This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

11. Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Company:

Iconix Brand Group, Inc.

1450 Broadway, 3rd Floor

New York, New York 10018

Attention: Peter Cuneo, Interim Chief Executive Officer

With a copy in the same manner to:

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Attention: Robert J. Mittman, Esq.

To Executive:

David Blumberg

32 Alpine Road

Greenwich, CT 06830

With a copy in the same manner to:

Berkowitz, Trager & Trager, LLC

747 Third Avenue, 23rd Floor

New York, New York 10017

Attention: Steven T. Gersh, Esq.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the 24th day of February, 2016.

Iconix Brand Group, Inc.		Executive

By:	/s/ Peter Cuneo	/s/ David Blumberg
	Peter Cuneo	David Blumberg
Interim Chief Executive Officer

EXHIBIT A

Form of General Release and Waiver

THIS GENERAL RELEASE AND WAIVER (this “Release”) is entered into effective as of                     , 20    , by David Blumberg (the “Executive”) in favor of Iconix Brand Group, Inc. (the “Company”). Capitalized terms appearing, but not defined, in this Release shall have the meaning ascribed to such terms in the Employment Agreement entered into between the Company and the Executive on February 24, 2016 (the “Employment Agreement”).

1. Confirmation of Termination. The Executive’s employment with the Company is terminated as of                     , 20     (the “Termination Date”). The Executive acknowledges that the Termination Date is the termination date of his employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company. The Executive acknowledges and agrees that the Company shall not have any obligation to rehire the Executive, nor shall the Company have any obligation to consider him for employment, after the Termination Date. The Executive agrees that he will not seek employment with the Company at any time in the future.

2. Resignation. Effective as of the Termination Date, the Executive hereby resigns as an officer and, if applicable, director of the Company and any of its affiliates and from any such positions held with any other entities at the direction or request of the Company or any of its affiliates. The Executive agrees to promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations. In addition, the Executive hereby agrees and acknowledges that the Termination Date shall be the date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its affiliates.

3. Termination Benefits. Assuming that the Executive executes this Release and does not revoke it within the time specified in Section 10 below, then, subject to Section 9 below, the Executive will be entitled to the payments and benefits (subject to taxes and all applicable withholding requirements) set forth under Section 5(d) of the Employment Agreement (the “Termination Benefits”). Notwithstanding anything herein to the contrary, the Amounts and Benefits shall not be conditioned on Executive’s execution of this Release. The Executive acknowledges and agrees that the Termination Benefits exceed any payment, benefit or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between the Executive and the Company.

4. General Release and Waiver. In consideration of the Termination Benefits, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises and acquits the Company and its affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions and affiliates, any of their successors and assigns, assets, employee benefit plans or funds, and any of their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents, counsel and assigns, whether acting on behalf of the Company or its affiliates or in their individual capacities (collectively, the “Releasees” and each a “Releasee”), from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date of this Release and any and all liability which any such Releasee may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to: (a) any claim under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Sarbanes-Oxley Act of 2002, all as amended; (b) any claim under the New York State Human Rights Law, New York City Human Rights Law, New York Equal Pay Law and N.Y. Lab. Law, Sections 201-c (adoptive parent leave) and 740 (whistle blower statute), all as amended; (c) any claim under any other Federal, state or local law and any workers’ compensation or disability claims under any such laws; and (d) any claim for attorneys’ fees, costs, disbursements and/or the like. This Release includes, without limitation, any and all claims arising from or relating to the Executive’s employment relationship with Company and his service relationship as an officer or director of the Company, or as a result of the termination of such relationships. The Executive further agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim he believes he may have against any Releasee. However, by executing this Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This Release shall not apply to: (i) the obligation of the Company to provide the Executive with the Amounts and Benefits and the Termination Benefits and any provision relating thereto under the Employment Agreement; (ii) the Executive’s rights to indemnification from the Company or rights to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company including, without limitation, the Executive’s rights under Section 8 of the Employment Agreement; or (iii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable.

5. Continuing Covenants. The Executive acknowledges and agrees that he remains subject to the provisions of Sections 6 and 7 of the Employment Agreement which shall remain in full force and effect for the periods set forth therein.

6. No Admission; No Claims; No Knowledge of Illegal Action. This Release does not constitute an admission of liability or wrongdoing of any kind by the Executive, the

Company or any other Releasee. This Release is not intended, and shall not be construed, as an admission that the Executive or any Releasee has violated any Federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor. The Executive confirms that no claim, charge or complaint against the Company or any other Releasee brought by him exists before any Federal, state, or local court or administrative agency. The Executive represents and warrants that he has no knowledge of any improper or illegal actions or omissions by the Company that he has not disclosed to the Company, nor does he know of any basis, that he has not disclosed to the Company, on which any third party or governmental entity could reasonably assert such a claim. This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002.

7. Successors and Assigns. The terms of this Release shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

8. Miscellaneous. This Release will be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law. If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible. The parties acknowledge and agree that, except as otherwise set forth herein, this Release constitutes the complete understanding between the parties with regard to the matters set forth herein and, except as otherwise set forth herein, supersedes any and all agreements, understandings and discussions, whether written or oral, between the parties. No other promises or agreements are binding unless in writing and signed by each of the parties after the Release Effective Date (as defined below). Should any provision of this Release require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

9. Knowing and Voluntary Waiver. The Executive acknowledges that he: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider it for at least [twenty-one (21) or forty-five (45) days, whichever is applicable under applicable law]; (c) is hereby advised by the Company in writing to consult with an attorney of his choosing in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Release and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that he has seven (7) days in which to revoke this Release (as described in Section 10 below) after signing it; and (g) is signing this Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

10. Effective Time of Release. The Executive may accept this Release by signing it and returning it to Iconix Brand Group, Inc., 1450 Broadway, 4th Floor, New York, New York, Attention: [●] within [twenty-one (21)] [forty-five (45)] days of his receipt of the same. After executing this Release, the Executive will have seven (7) days (the “Revocation Period”) to revoke this Release by indicating his desire to do so in writing delivered to [●] at the address above (or by fax at [●]) by no later than 5:00 p.m. EST on the seventh (7th) day after the date he signs this Agreement. The effective date of this Agreement shall be the eight (8th) day after the Executive signs this Agreement (the “Release Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If the Executive does not execute this Release or exercises his right to revoke hereunder, he shall forfeit his right to receive any of the Termination Benefits, and to the extent such Termination Benefits have already been provided, the Executive agrees that he will immediately reimburse the Company for the amounts of such payment.

11. Mutual Non-Disparagement. Except as otherwise required by law, from and after the date hereof, each of the Executive and the Company hereby covenants and agrees that he or it shall not, directly or indirectly, in any manner, disparage, demean or defame the Company or its affiliates, employees, officers or directors, on the one hand, or the Executive, on the other hand.

IN WITNESS WHEREOF, the Executive has duly executed this Release as of the date first set forth above.

EXECUTIVE:

Name:	David Blumberg

AGREED AS TO SECTION 11:

ICONIX BRAND GROUP, INC.

By: